Exhibit 10.19

THE MARKED PORTIONS OF THIS AMENDMENT HAVE BEEN OMITTED

AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO

A REQUEST FOR CONFIDENTIAL TREATMENT

November 6, 2003

VIA ELECTRONIC MAIL/FIRST CLASS MAIL

Mr. Myles Cyr

Carnival Corporation

3655 NW 87th Avenue

Miami, FL 33178

Re: Fifth Amendment to Interactive Television System Agreement dated February 20, 2001, by and between Allin Interactive Corporation and Carnival Cruise Lines (hereinafter “Fourth Amendment”)

Dear Myles:

This letter is to amend the Interactive Television System Agreement (“the Agreement”) dated February 20, 2001, by and between Allin Interactive Corporation (“Allin”) and Carnival Cruise Lines (“CCL”). Capitalized terms shall have the meaning as set forth in Section 1 of that Agreement.

Whereas, Section 9.2 of the Agreement set forth terms for support services; and

Whereas, the parties desire to amend Section 9.2 effective November 1, 2003;

Now, therefore, Section 9.2 – Support Services shall read as follows:

(a) During the Warranty Period, for support services which are not covered by the warranty of performance pursuant to in Section 9.1 above, CCL will pay Allin for any such support services on a time and materials basis.

(b) Commencing on the first day following the expiration of the Warranty Period and continuing through the end of the then current calendar year, CCL shall pay to Allin $[REDACTED – CONFIDENTIAL TREATMENT REQUESTED] per quarter per cruise ship (the “Quarterly Support Payment”). Payment by CCL of each Quarterly Support Payment shall entitle CCL to [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] hours of support services from Allin to be used by CCL as it deems appropriate for support of the System on its cruise lines. Subject to CCL’s payment of the Quarterly Support Payment and any additional amounts due under this Section 9.2(b), Allin will provide the level of support services set forth on Schedule 9.2(b). CCL agrees to pay to Allin on a time and materials basis at an hourly rate of $[REDACTED – CONFIDENTIAL TREATMENT REQUESTED] for support services provided by Allin in excess of the aggregate number of quarterly hours CCL is entitled to receive for its Quarterly Support Payment(s). Allin shall invoice CCL at the completion of every month for the greater of 1/3rd the Quarterly Support Payment or the actual hours used in the month. At the completion of every quarter, Allin’s invoice will reconcile the billed hours with the pooled support hours ([REDACTED – CONFIDENTIAL TREATMENT REQUESTED] hours per System), insuring that the final invoice of the quarter reflects the higher of [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] hours per System or actual hours billed for supporting the system.

Prior to the end of every calendar year, the parties agree to meet and discuss in good faith the then current levels and prices of Support Services to determine whether CCL or Allin desires that the level of Support Services be revised and the appropriate fee changes relating thereto.

In witness whereof, this Amendment has been duly executed by the parties hereto as of the date first above written.

Allin Interactive Corporation

By:	/s/ Richard W. Talarico
Its:	Chairman & CEO

Carnival Cruise Lines, a division of Carnival Corporation

By:	/s/ Myles Cyr
Its:	VP - CIO

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